Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This Agreement (the “Agreement”) is entered into as of this 30th day of July 2024 (the “Effective Date”) by and among David Elliot Lazar, whose address is 30B, Tower 200 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama. 07196 (“Seller”), and AEI Capital Group, whose address is, P.O. Box 4342, Road Town, Tortola, BI (“Purchaser”). Seller and Purchaser may be referred to herein as the “Parties” and each of them separately as a “Party.”

WHEREAS, Seller, a director of OpGen, Inc., a Delaware corporation (the “Issuer” and, together with its subsidiaries, the “Group”), is or will be at the Closing (as defined herein), the holder of 550,000 shares of Series E Convertible Preferred Stock, $0.01 par value per share (the “Series E”) of the Issuer and holds the rights and obligation to purchase an additional 2,450,000 shares of Series E for $2,450,000 (the “Series E Rights”; and

WHEREAS, the Purchaser proposes to purchase, and the Seller proposes to sell all of his interest and rights in the Series E and the Series E Rights (the “Securities”), as well as all of the Seller’s rights, titles and interest in that certain Securities Purchase Agreement dated as of March 25, 2024, between Seller and Issuer, pursuant to which, inter alia, the Seller has acquired the Securities (the “Series E SPA”; and together with the Securities, the “Sold Assets”), all pursuant to this Agreement; and

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Seller shall place the Securities, with medallion guarantee indemnity (or substantial equivalent thereto), with David L. Hill, II on behalf of Hill Innovative Law, LLC (the “Escrow Agent”), upon execution hereof, in order to sell, assign, transfer, convey, and deliver to Purchaser, the Securities and any and all rights in the Sold Assets to which Seller is entitled, and by doing so, Seller shall be deemed to have assigned all of his rights, title and interest in and to the Sold Assets to Purchaser, assuming the Purchase Price is paid in accordance with this Agreement. Such sale of the Securities shall be evidenced by book entry statements thereof or stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the Issuer and Purchaser (the “Stock Transfer Documents”), and a duly executed deed of assignment of the Series E SPA (the “Series E SPA Assignment”; and, together with the Stock Transfer Documents, the “Closing Transfer Documents”).

2. Consideration. In consideration for the sale of the Series E, the Purchaser shall deliver to the Escrow Agent Two Million Five Hundred Fifty Thousand US Dollars (USD 2,550,000) (the “Purchase Price”). The Parties have agreed to hold back $500,000 of the Purchase Price until the Seller has completed sixty (60) days of Employment as President of the Issuer. The Purchase Price shall be disbursed/released as follows:

(a) $2,050,000 will be disbursed/released upon the Closing (as defined below), and

(b) $500,000 will be disbursed/released upon Mr. David Lazar’s successful completion of 60 days of Employment from the date of the Closing.

3. Closing; Deliverables.

(a) The Closing shall be held upon the earlier of (i) four business days from the Effective Date and (ii) written confirmation from Pacific Stock Transfer, the Company’s transfer agent, that the Series E is registered in the name of Purchaser (the “Closing”), subject to receipt by the Escrow Agent of the Closing Transfer Documents, or other instruments of transfer in form and substance reasonably satisfactory to Purchaser, including Exhibit A for the appointment of the designee(s) of Purchaser.

(b) At the Closing, Seller shall cause the Escrow Agent to deliver to Purchaser evidence of Purchaser’s ownership of the Series E, including the (A) documentation pursuant to which Seller received the Series E, (B) any documentary evidence of the due recordation in the Issuer’s share register of Purchaser’s full and unrestricted title to such Series E, (C) this Agreement duly executed by the Seller, (D) evidence of the appointment of Purchaser’s designee(s) as directors of the Issuer and the resignation of the current Directors of the Issuer, subject to (i) payment of all accrued and unpaid Director fees and bonuses and (ii) procurement of a D&O insurance waiver of the change of control endorsement (together, the “Resignation Conditions”), (E) the Series E SPA Assignment duly executed by Seller, pursuant to which Purchaser agrees to be obligated to pay $2,450,000 to the Company (the “Series E Rights Purchase Obligation”), and (F) such other documents as may be required under applicable law or reasonably requested by Purchaser.

(c) At the Closing, Seller shall deliver the written appointments of three (3) directors, as determined by the Purchaser.

(d) The current Directors of the Issuer (i) shall have resigned their posts with the Issuer, subject to the Resignation Conditions (ii) shall have signed full release agreements substantially in the form attached hereto as Schedule 3(d), and (iii) no other severance or termination fees shall be payable to the current Directors, but for the Resignation Conditions.

4. Representations and Warranties of Seller. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Authority. Seller has the right, power, authority, and capacity to execute and deliver this Agreement, consummate the transactions contemplated hereby, and perform his obligations under this Agreement. Subject to execution and delivery by Purchaser, this Agreement constitutes the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof.

4.2 Ownership.

(a) Seller is the sole record and beneficial owner of the Sold Assets, has good and marketable title to the Sold Assets, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has or will have full legal right and power to sell, transfer and deliver the Sold Assets to Purchaser in accordance with this Agreement.

(b) “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Sold Assets, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trusts, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Securities.

4.3 Valid Issuance. The Sold Assets are duly authorized, validly issued, fully paid and non-assessable, and were not and will not be issued in violation of any preemptive or similar rights.

4.4 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which any of his assets is bound, or to which the Sold Assets are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Sold Assets.

4.5 No Consent. Except as required by applicable securities laws, no consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

4.6 No Other Interest. Neither the Seller nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Issuer, other than the Securities and 10,000 shares of common stock of the Company.

4.7 Capitalization. The authorized capital of the Issuer (the “Authorized Stock”), as of execution of this Agreement, consists of 100,000,000 shares of common stock, par value $0.01, of which a total of 1,348,974 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.01, of which a total of 250 Series D Preferred and 550,000 Series E Preferred shares are issued and outstanding, with the Series E Rights to an additional 2,450,000 Series E Preferred shares. Schedule 4.7 sets forth the fully diluted capitalization of the Issuer. Except as disclosed on Schedule 4.7, no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Issuer to issue any shares in its capital or to convert any securities of the Issuer or of any other company into shares in the capital of the Issuer.

4.8 Filings. The Issuer has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act (the “Reports”). Where a Report has been untimely filed, neither the Seller nor the Issuer has received any indication that the Securities and Exchange Commission or any other governmental or regulatory authority intends to take the position that the Issuer is in breach of the Exchange Act despite such filing. In the event the Seller and/or the Issuer receive any notification from the Securities and Exchange Commission or any other governmental or regulatory authority on any intention to claim the Issuer is in breach of the Exchange Act for any late filings, the Seller and/or Issuer shall forthwith notify the Purchaser of the same.

4.9 Reports. The Reports accurately reflect the corporate information of the Issuer. The Reports do not contain any misleading information or fail to include material information.

4.10 Nasdaq. The Issuer’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Other than the notice from Nasdaq indicating that the Issuer was not in compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq and was therefore not in compliance with Nasdaq Listing Rule 5550(b)(1) requiring companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 or to meet the alternatives of market value of listed securities or net income from continuing operations, as reported by the Issuer on a Current Report on Form 8-K, dated June 11, 2024. The Issuer’s only current non-compliance with Nasdaq’s Listing Rules dating from the period prior to the Closing will be the Issuer’s stockholders (deficit) equity deficiency.

4.11 Anti-Dilution Rights. Other than as disclosed on Schedule 4.7 and Schedule 4.11, the Issuer is not a party to or bound by any agreement or understanding granting anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Issuer.

4.12 Further Assistance. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

4.13 Litigation. There are no actions, suits, proceedings, judgments, claims or investigations pending or threatened in writing by or against the Issuer or affecting the Issuer or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the knowledge of the Seller after due and careful inquiry, there is no default on the part of the Issuer with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default. In the event the Seller and/or the Issuer receive any notification and/or letters threatening to commence any actions, suits, proceedings, judgments, claims or investigations against the Issuer or affecting the Issuer or its properties, the Seller shall no later than two (2) business days, notify the Purchaser of the potential actions pending and/or threatened against the Issuer.

4.14 Liabilities. Other than as disclosed in the Reports, there are no trade payables, accrued expenses, liabilities, taxes, obligations or commitments which the Issuer would be required to accrue or reflect in its financial statements pursuant to GAAP.

4.15 Tax Returns. The Issuer has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, to the knowledge of the Seller after due and careful inquiry, all such tax returns are correct and complete in all material respects. All taxes of the Issuer which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Issuer, other than statutory liens for taxes not yet due and payable. To the knowledge of the Seller after due and careful inquiry, there are no proposed or threatened tax claims or assessments.

4.16 Books and Records. The books and records, financial and otherwise, of the Issuer are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

4.17 Financial Statements. To the knowledge of the Seller after due and careful inquiry, each of the Issuer’s financial statements included in the Reports has been prepared according to United States generally accepted accounting principles, as amended from time to time (“US GAAP”). Such financial statements fairly present, in all material respects, the financial condition and results of operations of the Issuer and its consolidated subsidiaries, if any, as of the times and for the periods referred to therein, and there are no off-balance sheet arrangements to which the Issuer or any of its subsidiaries is a party.

4.18 Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with US GAAP, other than Liabilities reflected or reserved against in the financial statements (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Except as set forth in Schedule 4.18, if provided, there are no Liabilities of the Company or any of its subsidiaries individually in excess of $50,000 or that in aggregate exceed $100,000.

4.19 Absence of Material Adverse Effect. Since the date of the Issuer’s latest audited financial statements filed with the Securities and Exchange Commission pursuant to the Exchange Act on Form 10-Q, there has been no effect which, individually or in the aggregate with any one or more other effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

4.20 Full Disclosure. To the knowledge of the Seller after due and careful inquiry, no representation or warranty of the Seller to Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Securities or the Issuer that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Securities or the Issuer that has not been set forth in this Agreement.

4.21 Affiliate Status. The Seller is an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.

4.22 Employees, Directors and Officers. The Issuer and the Seller have not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of the Authorized Stock, except as otherwise set forth in Schedule 4.22 and included under the Employee & Director equity awards line in Schedule 4.7.

4.23 Settlement Agreement. The Settlement Agreement by and between OpGen, Inc. and the European Investment Bank (“EIB”), originally dated March 25, 2024, which was amended on May 16, 2024 (“EIB Settlement Agreement”), has passed its time for performance. With that in mind, the Seller warrants that to the best of its knowledge that upon prompt payment by OpGen of the amounts due under the EIB Settlement Agreement, EIB will still abide by and accept the terms and conditions of the expired EIB Settlement Agreement and will not seek to renegotiate the terms or conditions of the Settlement Agreement. The Purchaser is relying upon this warranty made by the Seller for its inducement to purchase the Series E and the Series E Rights, and the Purchaser would not have purchased the Series E Rights had such warranty not been made.

4.24 Series E. The Seller acknowledges that the Series E Rights being purchased through the Series E SPA may have expired. The Seller warrants that it has agreed with OpGen, Inc. to extend the Series E Rights agreement through the Series E SPA until August 31, 2024, so that the Purchaser can exercise its right to purchase the additional 2,450,000 shares of Series E for $2,450,000 as described above.

5. Representations and Warranties of Purchaser. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller as follows:

5.1 Authority. Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. Subject to execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

5.2 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement.

5.3 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

5.4 Potential Loss of Investment. Purchaser understands that an investment in the Sold Assets is a speculative investment that involves a high degree of risk and the potential loss of its entire investment.

5.5 Receipt of Information. The purchaser has received all documents, records, books, and other information pertaining to the investment that the purchaser requested. Purchaser has reviewed all the publicly available information regarding the Issuer prior to such date, which can be located on sec.gov or otherwise distributed to the public in compliance with Regulation FD and the State of Delaware Secretary of the State website.

5.6 No Advertising. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.7 Investment Experience. Purchaser (either by itself or with its advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of the business and financial experience of its directors and officers, to protect its own interests in connection with the transactions described in this Agreement, (iii) able to afford the entire loss of its investment in the Securities, and (iv) is a qualified “accredited investor.”

5.8 Investment Purposes. Purchaser is acquiring the restricted Securities for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other person has a direct or indirect beneficial interest in the amount of restricted Securities Purchaser is acquiring herein. Further, Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Securities Purchaser is acquiring.

5.9 Restrictive Legends. The Purchaser acknowledges that the Securities (including any common stock of the Issuer into which the Series E may be converted) were and will be issued pursuant to exemptions from registration under the Securities Act, and are also deemed to be “control securities”, and shall each bear legends stating that transfer of those Securities is restricted, substantially as follows:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

5.10 Stockholders’ (Deficit) Equity Deficiency. Purchaser is aware of the Issuer’s stockholders (deficit) equity deficiency disclosed in Schedule 4.10. Purchaser has reviewed the pro forma balance sheet (the “Balance Sheet”) prepared by the Issuer related to its anticipated financial position on June 30, 2024 and attached hereto as Schedule 5.10. Purchaser understands that the Balance Sheet is solely an estimation of the Issuer after the Closing; payment of the settlement amount to the EIB will determine is in satisfaction of the outstanding liabilities between the EIB, the Issuer and the Issuer’s subsidiary, Curetis GmbH (“Curetis”), and the termination of the Issuer’s guarantee of Curetis’ debt to EIB.

5.11 Flow of Funds. The purchaser has reviewed the issuer’s anticipated flow of funds described in Schedule 5.11 hereto. The purchaser understands that such flow of funds shall occur or be processed at or around the closing.

5.12 Series E Rights. Purchaser is aware of, and shall fulfill, the obligations to the Company related to the Series E Rights.

6. Covenants.

6.1 Stockholders’ (Deficit) Equity Deficiency. The purchaser shall take commercially reasonable steps to cure the stockholders’ (Deficit) equity deficiency within the time frame defined by Nasdaq.

6.2 Debt Payments. Purchaser shall fulfill the payment requirements to the Company of the Series E Rights.

6.3 Employment. Seller shall remain employed by the Company as President, and shall remain as such for a minimum of two (2) months following the Closing.

6.4 Contact EBI and Curetis. Within one day after the Closing, the Seller shall contact EIB and Curetis to introduce them to the Purchaser.

7. Indemnification.

7.1 Indemnification relating to Agreement. Seller and Purchaser shall indemnify and hold harmless the other party and such party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, or breach of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with, in any material respect, any such representation or warranty, as limited by the knowledge qualifier(s) applicable thereto, and (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

7.2 Indemnification relating to Business.

(i) Seller shall indemnify and hold harmless Purchaser and its agents, beneficiaries, affiliates, representatives, and successors and assigns (the “Indemnified Purchaser Parties”) against any Losses arising from third-party claims against Purchaser or the Group relating to the period prior to the Closing, where there has been a breach of Section 4.18 or where any Liabilities of the Group relating to the period prior to the Closing are borne by the Group or an Indemnified Purchaser Party after the Closing, then Seller shall be liable for the related Loss with a cap on the liability up to the Purchaser’s Purchase Price.

(ii) Purchaser shall first make commercially reasonable efforts to recover such Losses (directly or on behalf of the Issuer) from any third parties (not to include the Issuer) who might reasonably be liable to Purchaser or the Issuer for such Losses, before seeking recovery from Seller.

7.3 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

8. Miscellaneous.

8.1 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if sent through an express delivery service, the day shown by such delivery service that the notice was delivered or, in the absence of such notice, four days after being so sent to the respective addresses of the parties as indicated on the signature page hereto, and (c) if by email, on the day the email is sent (provided the sender receives no automatically generated notice of non-delivery). Any party may change the address or email address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.3 Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties agrees to submit to the jurisdiction of the federal courts located in the Borough of Manhattan in New York City in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 7.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

8.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

8.5 Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

8.6 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

8.7 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

8.11 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

David Elliot Lazar

/s/ David Elliot Lazar

Address for notices:
30B, Tower 200 The Towers
Winston Churchill
San Francisco, Paitilla
Panama City 07196
Panama
david@activistinvestingllc.com

AEI Capital Group

By:
Name:	John Tan
Title:	Managing Partner

Address for notices:
P.O. Box 434,2 Road Town
Tortola, BI
johntan@aeicapital.com

EXHIBIT A

DIRECTOR APPOINTMENTS

EXHIBIT B

ESCROW AGREEMENT

SCHEDULE 3(d)

FORM OF DIRECTORS’ WAIVER LETTER

SCHEDULE 4.7

CAPITALIZATION SPREADSHEET

SCHEDULE 4.11

WARRANTS SUMMARY SPREADSHEET

SCHEDULE 4.22

EMPLOYMENT AND CONSULTANT AGREEMENTS

Please see data room for all agreements.

SCHEDULE 5.10

PRO FORMA BALANCE SHEET

SCHEDULE 5.11

FLOW OF EXISTING ISSUER FUNDS